Exhibit 99.1

Investor Relations:

Christopher Taylor

781-398-2466

Media Relations:

Sarah Emond

781-398-2544

For Immediate Release

Oscient Pharmaceuticals Provides Preliminary Results for First Quarter

Waltham, Mass., April 6, 2005 – Oscient Pharmaceuticals Corporation (Nasdaq: OSCI) today disclosed preliminary first quarter results for its lead product, FACTIVE® (gemifloxacin mesylate) tablets. Revenues for the quarter ended March 31, 2005, will largely be derived from product orders shipped and from deferred revenue recognized during the period, offset by adjustments for promotional programs. For the first quarter, the Company expects to record approximately $5 million from orders shipped. The Company also expects to recognize approximately $500,000 in revenues from 2004 shipments previously recorded as deferred product revenue. Similar to prior quarters, promotional programs associated with the launch of FACTIVE will substantially reduce the amount of product shipments recorded as revenues for the first quarter.

“As with the launch of any new pharmaceutical product, we have implemented certain promotional programs, despite their short-term impact on revenue, to increase physician awareness and facilitate the adoption of FACTIVE by the medical community,” stated Steven M. Rauscher, President and Chief Executive Officer of Oscient Pharmaceuticals. “During the first quarter more than 50,000 prescriptions were written – double the total in the fourth quarter – and over 8,000 physicians have prescribed FACTIVE.”

Management estimated, based on wholesaler reports, that most of the initial inventories for FACTIVE have moved from wholesalers to the retail level, with wholesalers stocking approximately three weeks of inventory based on recent prescription rates.

The Company is undertaking certain promotional programs, including sample cards for a full course of therapy and vouchers which entitle patients to receive a rebate of their health insurance co-payment or cash payment associated with their FACTIVE prescription. Under Generally Accepted Accounting Principles, because the Company does not have sufficient history with these specific incentive programs to develop a reasonable estimate of the number of sample cards and vouchers that will be redeemed, the Company may continue to use a 100% redemption rate in determining revenue for the quarter. While the Company is tracking actual utilization of the cards and vouchers, it may not have sufficient data on utilization during the first quarter to alter the existing accounting methodology. Assuming a 100% redemption rate for both programs, product revenue for the quarter could be reduced by up to 40%. As these programs conclude toward year end, adjustments for actual redemption rates will be made and appropriately added to product revenues.

As previously announced, the Company will record in the first quarter $2.5 million of other income from the sale of intellectual property related to an undisclosed pathogen to Wyeth. The Company plans to release first quarter results on May 2, 2005, and management will host a conference call at that time to discuss the audited quarterly results.

About Oscient Pharmaceuticals

Oscient Pharmaceuticals Corporation is a biopharmaceutical company committed to the clinical development and commercialization of novel therapeutics to address unmet medical needs. The Company is marketing FACTIVE® (gemifloxacin mesylate) tablets, approved by the FDA for the treatment of acute bacterial exacerbations of chronic bronchitis and community-acquired pneumonia of mild to moderate severity. For important information concerning the safety and use of FACTIVE, please see the package insert available at www.factive.com. In addition to the oral tablet form, Oscient Pharmaceuticals is developing an investigational FACTIVE intravenous formulation for use in hospitalized patients. The Company has a novel antibiotic candidate, Ramoplanin, in advanced clinical development for the treatment of Clostridium difficile-associated diarrhea (CDAD).

Forward-Looking Statement

This news release may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our management’s judgment regarding future events. Forward-looking statements typically are identified by use of terms such as “may,” “will,” “should,” “plan,” “expect,” “intend,” “anticipate,” “estimate,” and similar words, although some forward-looking statements are expressed differently. We do not plan to update these forward-looking statements. You should be aware that our actual results could differ materially from those contained in the forward-looking statements due to a number of risks affecting our business. Our business is significantly dependent upon our ability to launch the commercial sale of FACTIVE® tablets, and, due to the limitations on our resources and experience in commercializing products, there can be no assurance that we will be able to successfully launch FACTIVE tablets. Even if we succeed in launching FACTIVE tablets, a number of factors could negatively affect the success of FACTIVE tablets, including lack of acceptance by physicians, patients and third party payors, unanticipated safety, efficacy, or other regulatory issues, problems relating to manufacturing or supply, inadequate distribution of our products by wholesalers, pharmacies, hospitals and other customers and competition from other products. It is also uncertain whether we will be able to expand the indications for which FACTIVE tablets are approved or obtain approval to sell our lead product candidate, Ramoplanin. Factors which may prevent or delay us in obtaining additional regulatory approvals of our products and product candidates include, negative, inconclusive or insufficient results in ongoing or future clinical trials, the FDA requiring additional information or data, delays in the progress of ongoing clinical trials, safety concerns arising with respect to our products or product candidates and disputes with the third parties from whom we license our products or product candidates. We are also subject to the risk that our business and the business of GeneSoft Pharmaceuticals will not be integrated successfully and the significant costs related to the integration. Our business could also be negatively affected due to our inability or the inability of our alliance partners to successfully develop and commercialize products based on our discoveries. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward looking statement are described under the heading “Risk Factors” in ”Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ending December 31, 2004 and in other filings that we may make with the Securities and Exchange Commission from time to time.

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